Filed Pursuant to Rule 433

Registration No. 333-202354

BANK OF AMERICA CORPORATION

PREFERRED STOCK, SERIES FF

$2,350,000,000

2,350,000 Depositary Shares, Each Representing a 1/25th Interest in a Share of

Bank of America Corporation Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series FF

FINAL TERM SHEET

Dated March 8, 2018

Issuer:	Bank of America Corporation

Security:	Depositary Shares, each representing a 1/25th interest in a share of Bank of America Corporation Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series FF

Expected Ratings:	Ba1 (Moody’s) / BBB- (S&P) / BB+ (Fitch)

Size:	$2,350,000,000 ($1,000 per Depositary Share)

Public Offering Price:	$1,000 per Depositary Share

Maturity:	Perpetual

Trade Date:	March 8, 2018

Settlement Date:	March 15, 2018 (T+5)

Dividend Rate (Non-Cumulative):	From March 15, 2018 to, but excluding, March 15, 2028, 5.875% and from and including March 15, 2028, Three-Month LIBOR plus 293.1 basis points

Dividend Payment Dates:	Beginning September 15, 2018, each March 15 and September 15 through March 15, 2028, subject to following business day convention (unadjusted) and thereafter each March 15, June 15, September 15, and December 15 in accordance with the modified following business day convention (adjusted)

Day Count:	From March 15, 2018 to, but excluding, March 15, 2028, 30/360 and thereafter Actual/360

Business Days:	From March 15, 2018, to but excluding, March 15, 2028, New York/Charlotte and thereafter New York/Charlotte/London

Optional Redemption:	Anytime on or after March 15, 2028 and earlier upon certain events involving a capital treatment event as described and subject to limitations in the prospectus supplement dated March 8, 2018 (the “Prospectus Supplement”)

Sole Book-Runner:	Merrill Lynch, Pierce, Fenner & Smith Incorporated

Junior Co- Managers:	CastleOak Securities, L.P. Drexel Hamilton, LLC Great Pacific Securities Penserra Securities LLC

CUSIP/ISIN for the Depositary Shares:	060505FL3 / US060505FL38

Bank of America Corporation (the “Issuer”) has filed a registration statement (including a prospectus supplement and a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read those documents and the other documents that the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the lead manager will arrange to send you the prospectus supplement and the prospectus if you request them by contacting Merrill Lynch, Pierce, Fenner & Smith Incorporated, toll free at 1-800-294-1322. You may also request copies by e-mail from fixedincomeir@bankofamerica.com or dg.prospectus_requests@baml.com.